CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Report to Shareholders of Muhlenkamp Fund (constituting the Wexford Trust, the "Fund"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
February 26, 2007